Exhibit 99.1

                                               December 20, 2006


VIA FACSIMILE
-------------
Paul Bork, Esq.
Foley Hoag LLP
Two Seaport Lane
Boston, MA  02210

     RE:   Friendly Ice Cream Corporation (the "Company")
           ----------------------------------------------

Dear Paul:

     Thank you for accepting our request to meet with you yesterday. In our continuing effort to avoid the expense and distraction of a proxy contest, the Company offers Sardar Biglari the following:

     1. The Company will appoint Mr. Biglari and Philip Cooley to serve as directors.

     2. Mr. Biglari and his affiliates shall not, directly or indirectly, solicit or participate in any solicitation of proxies not recommended by the Board until six months after leaving the Board. This is the only condition of the offer, and each of the current Board members will agree to the same restriction against the solicitation of proxies.

     The terms of the Company's offer are subject to the execution and delivery of a mutually satisfactory definitive agreement.

     We believe this offer completely satisfies Mr. Biglari's request for two seats on the Board. The requirement not to solicit or participate in the solicitation of proxies while Mr. Biglari and Dr. Cooley are serving on the Board, and for a short period of time thereafter, addresses our mutual concern to avoid the cost, expense and distraction of a proxy contest. If Mr. Biglari refuses to accept this condition, we would seriously question Mr. Biglari's true intentions.

     The Company desires to add two seats to the Board as soon as possible, so I request that Mr. Biglari respond to this offer on or before 1:00 p.m. on December 26, 2006.

                                               Very truly yours,



                                               Gregory A. Pastore
                                               Vice President & General Counsel